UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2018

SUMMIT HOTEL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	001-35074 (Commission File Number)	27-2962512 (I.R.S. Employer Identification No.)

13215 Bee Cave Parkway, Suite B-300

Austin, Texas 78738

(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

$600 Million Senior Unsecured Credit Facility

On December 6, 2018, Summit Hotel OP, LP (the “Operating Partnership”), as borrower, Summit Hotel Properties, Inc. (the “Company”), as parent guarantor, and each party executing the credit facility documentation as a subsidiary guarantor, entered into a $600 million senior unsecured credit facility (the “Credit Facility”) with Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Regions Capital Markets and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and a syndicate of lenders including Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, U.S. Bank National Association, KeyBank National Association, PNC Bank National Association, Royal Bank of Canada, Raymond James Bank, N.A., Branch Banking and Trust Company, Capital One, National Association and BMO Harris Bank N.A.

The following is a summary of the indicative terms and conditions for the Credit Facility. The Operating Partnership is the borrower under the Credit Facility. The Credit Facility is guaranteed by the Company and all of its existing and future subsidiaries that own or lease an “unencumbered asset.”

The Credit Facility is comprised of a $400 million revolving credit facility (the “$400 Million Revolver”) and a $200 million term loan (the “$200 Million Term Loan”) and replaces the former $450 million senior unsecured credit facility dated January 15, 2016. The Credit Facility has an accordion feature which will allow us to increase the total commitments by an aggregate of up to $300 million on the Credit Facility.

The $400 Million Revolver will mature on March 31, 2023 and can be extended to March 31, 2024 at the Company’s option, subject to certain conditions. The $200 Million Term Loan will mature on April 1, 2024.

Outstanding borrowings on the Credit Facility are limited to the least of (1) the aggregate commitments of all of the lenders, (2) the aggregate value of the unencumbered assets, multiplied by 60%, less the consolidated unsecured indebtedness of the Company (exclusive of outstanding borrowings under the Credit Facility), all as calculated pursuant to the terms of the Credit Facility agreement, and (3) the principal amount that when drawn under the Credit Facility would result in an assumed unsecured interest expense, calculated on a pro forma basis for the next consecutive four fiscal quarters of the Company after taking such draws into account, equal to 50% of the net operating income of the unencumbered assets, as adjusted pursuant to the Credit Facility agreement. A minimum of 20 of the Company’s hotel properties must qualify as unencumbered assets, as defined in the Credit Facility agreement, or the aggregate value of the unencumbered assets will be deemed to be zero.

Payment Terms. We are obligated to pay interest at the end of each selected interest period, but not less than quarterly, with all outstanding principal and accrued but unpaid interest due at the maturity of the respective facility. We have the right to repay all or any portion of the outstanding borrowings from time to time without penalty or premium, other than customary early payment fees if we repay a LIBOR loan before the end of the contract period. In addition, we will be required to make earlier principal reduction payments in the event of certain changes in the unencumbered asset availability or default of the loan. We do not have the right to reborrow any portion of the $200 Million Term Loan that is repaid.

We pay interest on revolving credit advances at varying rates based upon, at our option, either (i) 1, 2, 3, or 6-month LIBOR, plus a LIBOR margin between 1.40% and 2.15%, depending upon our leverage ratio (as defined in the Credit Facility agreement), or (ii) the applicable base rate, which is the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and 1-month LIBOR plus 1.00%, plus a base rate margin between 0.40% and 1.15%, depending upon our leverage ratio. The applicable margin for a term loan advance shall be 0.05% less than the revolving credit advances referenced above. In addition, on a quarterly basis, we will be required to pay a fee on the unused portion of the Credit Facility equal to the unused amount multiplied by an annual rate of either (i) 0.25%, if the unused amount is greater than 50% of the maximum aggregate amount of the Credit Facility, or (ii) 0.20%, if the unused amount is equal to or less than 50% of the maximum aggregate amount of the Credit Facility. We will also be required to pay other fees, including customary arrangement and administrative fees.

Financial and Other Covenants. In addition, we are required to comply with a series of financial and other covenants in order to borrow under the Credit Facility. The material financial covenants include the following:

•	a maximum leverage ratio (as defined by, and subject to the terms described in the Credit Facility agreement) of not greater than 6.50:1.00, provided, however, in the event of a material acquisition (as described in the Credit Facility agreement) we can elect to increase its leverage up to 7.00:1.00 for a period of up to three consecutive quarters and no more than two times during the term so long as the elections are not consecutive;

•	a minimum consolidated tangible net worth (as defined in the Credit Facility agreement) of not less than $1,149,979,129 plus 75% of the net proceeds of subsequent equity issuances;

•	a minimum consolidated fixed charge coverage ratio (as defined in the Credit Facility agreement) of not less than 1.50:1.00;

•	a ratio of secured indebtedness to total asset value (both as defined in the Credit Facility agreement) of not more than 45%; and

•	a ratio of secured recourse indebtedness to total asset value (both as defined in the Credit Facility agreement) of not more than 10%.

Concerning the unencumbered asset pool, we are required to comply with the following covenants:

•	a ratio of consolidated unsecured indebtedness of the Company to unencumbered asset value (both as defined in the Credit Facility agreement) equal to or less than 60%, provided, however, in the event of a material acquisition the Company can elect to increase up to 65% for a period of up to three consecutive quarters and no more than two times during the term so long as the elections are not consecutive; and

•	a ratio of unencumbered adjusted net operating income to assumed unsecured interest expense (both as defined in the Credit Facility agreement) equal to or greater than 2.00x.

We are also subject to other customary covenants, including restrictions on investments and limitations on liens and maintenance of properties. The Credit Facility also contains customary events of default, including among others, the failure to make payments when due under any of the Credit Facility agreement, breach of any covenant continuing beyond any cure period and bankruptcy or insolvency.

Unencumbered Assets. The Credit Facility is unsecured. However, borrowings under the Credit Facility are limited by the value of hotel assets that qualify as unencumbered assets. As of the date of the Credit Facility, 49 of our hotel properties qualified as, and are deemed to be, unencumbered assets.

Among other conditions, unencumbered assets must not be subject to liens or security interests, and the owner and operating lessee of such unencumbered asset must execute a guaranty supplement pursuant to which the owner and operating lessee become subsidiary guarantors of the Credit Facility. In addition, hotels may be added to or removed from the unencumbered asset pool at any time so long as there is a minimum of 20 hotels in the unencumbered asset pool and the then-current borrowings on the Credit Facility do not exceed the maximum available under the Credit Facility given the availability limitations described above. Further, to be eligible as an unencumbered asset, the anticipated property must: satisfy certain ownership, management and operating lessee criteria; and not be subject to material defects, such as liens, title defects, environmental contamination and other standard lender criteria.

The Credit Facility agreement permits the Operating Partnership and the Company to maintain unsecured credit facilities with other lenders. Furthermore, the Credit Facility agreement permits us to use those assets included in the unencumbered asset pool as unencumbered assets for credit facilities with other lenders, so long as all financial and other covenants are maintained.

The Company transferred to the Credit Facility the outstanding principal balance of $215 million on the former $450 million senior unsecured credit facility. The $450 million senior unsecured credit facility was paid off in full and terminated upon entry into the Credit Facility described above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 concerning the Company’s and Operating Partnership’s direct financial obligations is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 10, 2018, Summit Hotel Properties, Inc. issued a press release announcing the closing of a $600 million unsecured credit facility.

A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

10.1	$600 Million Credit Agreement dated December 6, 2018 among Summit Hotel OP, LP, Summit Hotel Properties, Inc., the subsidiary guarantors party thereto, Deutsche Bank AG New York Branch, Bank of America, N.A., Regions Bank, U.S. Bank National Association, KeyBank National Association, PNC Bank National Association, Royal Bank of Canada, Raymond James Bank, N.A., Branch Banking and Trust Company, Capital One, National Association and BMO Harris Bank N.A.

99.1	Press release issued on December 10, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

	By:	/s/ Christopher R. Eng
Christopher R. Eng
Executive Vice President, General Counsel
Date: December 10, 2018		Chief Risk Officer and Secretary